DATED MARCH 5, 1999




                        (1) THE VENDORS as herein defined





                       (2) INSIGNIA FINANCIAL GROUP, INC.






                                    AGREEMENT

                         for sale and purchase of shares
                                in the capital of
                          St. Quintin Holdings Limited

                           GPE(807.3)/758725 04.03.99





                                    CONTENTS

PARTIES

RECITALS

OPERATIVE PROVISIONS

1.   Interpretation
2.   Agreement to Sell and Purchase
3.   Consideration
4.   Completion
5.   Your Watch Indemnity
6.   Warranties
7.   Limitations on Liability
8.   Earn-Out Protections
9.   Partners= Guarantees Indemnity
10.  Purchaser=s Warranties
11.  Set Off
12.  Covenants to protect Goodwill
13.  Disposal of Consideration Shares, Loan Notes and Earn-Out Loan Notes
14.  Tax Affairs
15.  Pensions
16.  Book Debts
17.  Enforceability and Severability
18.  Further Assurance
19.  Survival of Agreement
20.  Costs
21.  Successors and Assigns
22.  Announcements
23.  Vendors' Representative
24.  Notices
25.  General

SCHEDULES

1.   Particulars of Vendors
2.   The Company
3.   The Subsidiaries
4.   The Properties
5.   Calculation of Net Current Assets
6. Calculation of Enlarged Group Modified Pre-Tax Profit and Earn-Out Base Profit
7.   Escrow Arrangements
8.   Tax Deed
9.   Warranties

AGREED FORM/ANCILLARY DOCUMENTS

Accounts
Disclosure Letter
Earn-Out Loan Note Instrument
Loan Note Instrument
Confirmation of No Claim
Confirmation of Insurance
Computer Schedule
Directors/Secretary Resignations
Completion Bank Statements/Mandate Letters
Completion Board Minutes
Service Agreements
Escrow Mandate
Option Schedule


GPE(807.3)/758725     04.03.99

                                    AGREEMENT

DATED                             MARCH 5, 1999

PARTIES

(1) "the Vendors" THE PERSONS whose respective names and addresses are set out in Schedule 1

(2) "the Purchaser" INSIGNIA FINANCIAL GROUP, INC. incorporated in the state of Delaware, USA, whose principal office is at 200 Park Avenue, New York, NY 10166, USA~

RECITALS

(A) St. Quintin Holdings Limited ("the Company") is a private company limited by shares incorporated in England brief particulars of which are set out in
     Schedule 2.

(B) The Vendors are between them able to sell to the Purchaser the entire issued share capital of the Company and the Purchaser is willing to purchase such shares subject to and on the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1.   Interpretation

1.1 In this Agreement and the Schedules hereto the following words and expressions shall where the context so admits bear the following meanings:-

     "the Accounts" the Partnership Accounts, the audited consolidated accounts of St Quintin (Management Services) Limited and the individual audited accounts of each of the Included Subsidiaries for the financial year ended on the Accounts Date and the notes thereto and directors' and auditors' reports thereon

     "the Accounts Date" 31 August 1998

     "the A Shares" the existing A ordinary shares of 1 penny each in the Company held by the Vendors in the proportions set out in Schedule 1

     "the B Shares" the existing B ordinary shares of 1 penny each in the Company held by the Vendors in the proportions set out in Schedule 1


     "Book Debts" shall have the meaning ascribed thereto in clause 16.1

     "business day" a day (not being a Saturday or Sunday) on which banks generally are open for business in London

     "Completion" completion of this Agreement as provided in clause 4 below

     "Completion Accounts" consolidated statement of Net Current Assets prepared in accordance with Schedule 5

     "Completion Consideration" that part of the Consideration to be satisfied on Completion as provided in clause 3.1(A)

     "Completion Date" the date hereof or such other date as shall be agreed between the parties for Completion

     "the Consideration" the consideration payable for the Shares pursuant to the terms of this Agreement

     "Consideration Shares" the common stock of, par value $0.01 per share of the Purchaser to be allotted to the Vendors on Completion in part satisfaction of the Completion Consideration as provided herein

     "the C Shares" the existing C ordinary shares of 1 penny each in the Company held by the Vendors in the proportions set out in Schedule 1

     "the Disclosure   Letter"  the  letter  of  even  date  from  the  Vendors=
          Representative   to  the  Purchaser   disclosing   exceptions  to  the
          Warranties

     "Earn-Out Base Profit" shall have the meaning ascribed to such expression in Schedule 6

     "Earn-Out Consideration" that part of the Consideration to be satisfied following Completion as provided in clause 3.1(B)

     "Earn-Out  Consideration  Shares  the common  stock of par value  $0.01 per
          share  of  the   Purchaser  to  be  issued  to  the  Vendors  in  part
          satisfaction of the Earn-Out Consideration


     "Earn-Out Loan Notes" up to ,7,500,000 3% Guaranteed Unsecured Loan Notes of the Purchaser to be constituted by the Earn-Out Loan Note Instrument and to be issued to the Vendors in satisfaction or part satisfaction of the Earn-Out Consideration as provided herein

     "Earn-Out  Loan  Note   Instrument"  the  instrument  in  the  Agreed  Form
          constituting the Earn-Out Loan Notes

     "Earn-Out Period" the period  commencing on 1 January 1999 and ending on 31
          December 2001

     "Enlarged Group Modified Pre-Tax Profit"shall have the meaning ascribed to such expression in Schedule 6

     "Escrow Agent" means the agent  appointed by the Purchaser and the Vendors=
          Representative in accordance with the terms of the Escrow Mandate for the purpose of administering the Escrow Fund

     "Escrow Arrangements" the provisions relating to the creation and operation of the Escrow Fund as set out in Schedule 7

     "Escrow Fund" means the fund operated pursuant to the Escrow Mandate

     "Escrow Mandate" means the escrow mandate in the Agreed Form entered into by the Purchaser, the Vendors= Representative and The Royal Bank of Scotland plc (or such other financial institution as shall be reasonably acceptable to the Vendors= Representative), as Escrow Agent

     "Escrow Security"  means the  Completion  Escrow  Security and the Earn-Out
          Escrow Security (each as defined in Schedule 7)

     "Excluded Subsidiaries" the companies brief particulars of which are set out in Part 2 of Schedule 3

     "Finally Determined"  shall have the meaning ascribed to such expression in
          Schedule 7

     "the Group" the Company and the Subsidiaries (except, for the purposes of Schedule 9 only or where otherwise specifically provided, the Excluded Subsidiaries) and (where the context so permits) each of them including (where the context so permits) the Partnerships prior to their acquisition by the Company

     "the Indemnity" the indemnity set out in clause 5 of this Agreement

     "the Independent   Accountant"  the  accountant  appointed  in  the  manner
          described in paragraph (10) of Schedule 5

     "Included Subsidiaries" the Subsidiaries except the Excluded Subsidiaries

     "the Loan Notes" the ,5,210,000~3%  Guaranteed  Unsecured Loan Notes of the
          Purchaser to be constituted by the Loan Note Instrument and to be issued to the relevant Vendors on Completion in satisfaction or part satisfaction of the Completion Consideration

     "LoanNote Instrument" the instrument in the Agreed Form constituting the Loan Notes

     "Management Accounts" means:-

          (i) the unaudited accounts of each Partnership for the period from the Accounts Date to 30 November 1998;

          (ii) the monthly fee reports of the Group (other than the Excluded Subsidiaries) for the period from 1 December 1998 to 31 January; and

     "Net Current Assets" the amount by which the aggregate of the current assets of the Group exceeds the aggregate of the liabilities of the Group as at the Completion Date as shown in the Completion Accounts to be determined as stated in Schedule 5

     "the Option Letters" the letters to be signed by the Company and delivered to each person referred to in the Agreed Form Option Schedule shortly after Completion confirming the terms on which each such person's option to acquire A Shares is to be satisfied, upon exercise, by the allotment and issue of common stock, par value, $0.01 per share, of the Purchaser

     "the Partnership Accounts" the audited accounts of each of the Partnerships for the financial year ended on the Accounts Date, including the notes thereto and the auditors= reports thereon

     "the Partnerships"  those partnerships known as St Quintin  Manchester,  St
          Quintin London, and St Quintin Leeds, the business and assets of which were acquired by the Company on 29 January 1999

     "Pension Scheme(s)" shall have the meaning ascribed to such expression in Warranty F.1 in Schedule 9

     "the Pre-Sale Dividends" the cash dividend aggregating ,1,033,104 (net of any associated tax credits) paid on 3 March 1999 by the Company in respect of the A and B Shares and ,1,012,404 (net of any associated tax credits) paid on 2 March 1999 by St. Quintin Management Services Limited and ,69,324 (net of any associated tax credits) paid on 2 March 1999 by St. Quintin Property Finance Limited

     "the Properties" the properties referred to in Schedule 4 and references to a "Property" shall be construed accordingly

     "the Purchaser's Group" the Purchaser and its subsidiaries for the time being other than the Group

     "the Purchaser's Solicitors" Gouldens, 22 Tudor Street, London, EC4Y~0JJ

     "REGLDeed of Warranty the deed of warranty and indemnity dated 25 and Indemnity" February 1998 between (1) the Purchaser and (2) the shareholders of Richard Ellis Group Limited therein mentioned

     "Relevant Claims" shall have the meaning ascribed to such expression in clause 7.1

     "Relevant Period" shall, in relation to the Earn-Out Period, have the meaning ascribed to such expression in Schedule 6

     "the Service Agreements" service agreements in the Agreed Form to be entered into between the Company and each of those Vendors selling A Shares on Completion

     "the Shares" the A Shares,  the B Shares and the C Shares,  being  together the entire issued share capital of the Company as detailed in Schedule
          2

     "Subsidiary" a company brief particulars of which are set out in Schedule 3 and references to "the Subsidiaries" shall be construed accordingly

     "the Tax Deed" a deed in the form set out in Schedule 8

     "taxation" or "tax" tax as defined in the Tax Deed

     "the Vendors' Representative" John Ardley or such other person with an address in the United Kingdom as the Vendors or, in default thereof, the Purchaser shall appoint in accordance with clause 22

     "the Vendors'  Solicitors"  S J Berwin & Co of 222 Grays  Inn Road,  London
          WC1X 8HB

     "the Warranties" the warranties set out in clause 6 and Schedule 9

1.2 References in this Agreement to "the Companies" are references to the Company and the Subsidiaries (except the Excluded Subsidiaries unless otherwise specifically provided) and (where the context permits) each Partnership and the expression "the Company" shall (save where expressly otherwise provided) also include each Subsidiary (except the Excluded Subsidiaries unless otherwise specifically provided) and (where the context permits) each Partnership so that (save where expressly otherwise provided) each of the Warranties in Schedule 9 shall be deemed separately given in respect of and in relation to each of the Companies and each Partnership.

1.3 References in this Agreement to "the Taxes Act", "the TCGA" and "the Companies Act" are references to the Income and Corporation Taxes Act 1988, the Taxation of Chargeable Gains Act 1992 and the Companies Act 1985 respectively and words and expressions defined in the Companies Act shall (unless the context clearly does not so permit) bear the same meanings where used in this Agreement.

1.4 References in this Agreement to the "appropriate proportion" in relation to each Vendor means that proportion set out in column 7 of Schedule 1.

1.5 The ejusdem generis rule of construction shall not apply to this Agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things. Words importing the singular shall include the plural and vice versa and words importing any gender shall include all other genders and references to persons shall include corporations and unincorporated associations.

1.6 References in this Agreement to any "Agreed Draft" document or any document in Agreed Form are references to the document described in the form of the draft agreed between the parties and initialled by them or by the Vendors' Solicitors and Purchaser's Solicitors on their behalf for identification purposes.

1.7 References in this Agreement to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall include the corresponding  provisions of any earlier  legislation  (whether repealed or not) and any orders regulations instruments or other subordinate legislation made from time to time under the statute concerned.

1.8 References to this Agreement shall include the Schedules hereto which shall form part hereof and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.9 References in this Agreement to an "associate" or a "connected person" in relation to another, are references to a person who is an associate of or connected with the other within the meaning of Section 417 or Section 839 of the Taxes Act, as appropriate, and references to "participator" shall bear the same meaning as in Section 417 of the Taxes Act.

1.10 The clause headings in this Agreement are for convenience only and shall not affect the interpretation hereof.

1.11 In this Agreement references to , or Sterling are references to the lawful currency for the time being of the United Kingdom and references to $ or Dollars are references to the lawful currency for the time being of the United States of America.

1.12 In this Agreement references to any time of day are to the time in London, England.

2.   Agreement to Sell and Purchase

2.1 The Vendors hereby agree to sell the Shares to the Purchaser (a) free from all liens, charges, encumbrances and other equities of any description (whether known about or not), (b) together with the benefit of all rights and profits attaching thereto and (c) otherwise with full title guarantee for the purposes of the Law of Property (Miscellaneous Provisions) Act 1994 and the Purchaser hereby agrees to purchase the same on and subject to the terms and conditions of this Agreement.

2.2 Each of the Vendors hereby waives and undertakes to procure the waiver of all pre-emption and similar rights over the Shares or any of them to which he or any other person may be entitled under the Articles of Association of the Company or otherwise in relation to the sale and purchase of the same hereunder.

2.3 Nothing in this Agreement shall oblige the Purchaser to buy any of the Shares or otherwise complete this Agreement unless the sale and purchase of all (100%) of the Shares is completed simultaneously.

2.4 Notwithstanding that in accordance with the terms hereof the Consideration may not be paid or satisfied in full on Completion the full right and title of the Vendors to the Shares and the rights therein shall on Completion pass to the Purchaser absolutely free from any lien.

3.   Consideration

3.1 The Consideration for the purchase of the Shares shall be:

     (A) ,16,460,000 (being the Completion Consideration) which shall be adjusted upon preparation and finalisation of the Completion Accounts such that:-

          (a) the Completion Consideration shall be increased by the amount by which the Net Current Assets (as determined in accordance with Schedule 5) exceeds ,817,000 ("the Additional Consideration"); or

          (b) the Completion Consideration shall be reduced by the amount by which the Net Current Assets (as determined in accordance with Schedule 5) is less than ,817,000 ("the Shortfall"); plus

     (B) in respect of each Relevant Period during the Earn-Out Period a further ,3 for every ,1 by which the Enlarged Group Modified Pre-Tax Profit exceeds the Earn-Out Base Profit in such Relevant Period (being the Earn-Out Consideration) PROVIDED THAT the aggregate Earn-Out Consideration payable under this Agreement shall not exceed ,7,500,000.

3.2 The Completion Consideration shall be paid or satisfied at Completion:

     (A) as to ,8,750,000 by the payment in cash to each Vendor of the amount set opposite his name in column (3) of Schedule 1; and

     (B) subject to the Escrow Arrangements and any adjustment required under clauses 3.3 or 3.4 below, as to ,7,710,000, by the allotment and issue to each such Vendor of the amount of Loan Notes and Consideration Shares, in each case credited as fully paid, set out opposite his name in columns (4) and (5) of Schedule 1 respectively.


3.3 Any Additional Consideration shall be paid or satisfied on or before the tenth business day following determination of the Net Current Assets in accordance with Schedule 5 by the payment in cash to each Vendor in the proportion that the number of each Vendor=s shares shown in column (2) of
     Schedule 1 bears to the total number of Shares, such payment to be made by telegraphic transfer to the Vendors= Solicitors on behalf of the Vendors, receipt of which shall be an absolute discharge of the Purchaser for payment of such Additional Consideration to the Vendors.

3.4 Any Shortfall shall be satisfied by the Vendors in the proportion that the number of each Vendor's shares shown in column (2) of Schedule 1 bears to the total number of Shares and shall be deducted from the Loan Notes to be issued in satisfaction or part satisfaction of the Completion Consideration deposited with the Escrow Agent under the Escrow Arrangements.

3.5 Subject to clause 3.6, the Earn-Out Consideration shall be satisfied in respect of each Relevant Period during the Earn-Out Period, and subject to the Escrow Arrangements, by the allotment of Earn-Out Loan Notes and/or Earn-Out Consideration Shares (at the Purchaser=s reasonable discretion following consultation with the Vendors= Representative) to each Vendor in the proportions shown in column (6) of Schedule 1 within 10 business days of the agreement or determination (as the case may be) of the Enlarged Group Modified Pre-Tax Profit and Earn-Out Base Profit for each such Relevant Period in accordance with Schedule 6. For the purposes of this clause 3.5, the value of each Earn-Out Consideration Share shall be the average of the closing price over the five business days ending on the date preceding the date on which the Earn-Out Consideration (if any) in respect of any such Relevant Period is satisfied and deposited with the Escrow Agent.

3.6 The Purchaser shall use all reasonable endeavours to ensure that the Earn-Out Consideration shall be satisfied solely or in so far as possible by the allotment and issue of Earn-Out Loan Notes.

3.7 The Consideration Shares and the Earn-Out Consideration Shares shall on allotment rank pari passu with the shares of the Purchaser of the same class then in issue.

4.   Completion

4.1 Unless otherwise agreed Completion shall take place at the offices of the Purchaser's Solicitors on or before 2.00 p.m. on the Completion Date.

4.2  On Completion the Vendors shall:-

     (A)  deliver to the Purchaser:-

          (a) duly executed transfers of the Shares in favour of the Purchaser together with the share certificates therefor or an indemnity in a form required by the Purchaser in the case of any missing share certificates;


          (b) to the extent not given in this Agreement, irrevocable powers of attorney in the Agreed Form executed by each of the registered holders of the Shares authorising the Purchaser or its nominees to exercise all voting and other rights attaching to the Shares until registration of the Purchaser or such nominees as the holder(s) thereof;

          (c) save as otherwise agreed, share certificates in respect of all the issued shares in the Subsidiaries and duly executed transfers in blank in respect of all of such shares not registered in the name of the Company (or any Subsidiary) or in the case of the Excluded Subsidiaries such of the share certificates as are in the Vendors= control;

          (d) save as otherwise agreed, the Certificate(s) of Incorporation, the Common Seal, Minute Book, Register of Members (duly written up to date), Share Certificate book and all other statutory records of each of the Companies (other than the Excluded Subsidiaries in respect of which the Vendors shall deliver such of the statutory records as are in their control);

          (e) the Tax Deed duly executed as a deed by each of the Covenantors therein mentioned;

          (f) a confirmation in Agreed Form executed as a deed by each of the Vendors to the effect that (except as expressly therein mentioned) he has no claim whether as officer, employee or otherwise against any of the Companies and that none of the Companies is in any way indebted to him;

          (g) save as otherwise agreed, the written resignations of each of the Directors and the Secretary of each of the Companies to the extent required by the Purchaser, each such resignation to be executed as a deed and to confirm that the person resigning has no claims against such Company for compensation for loss of office or otherwise;

          (h) save as otherwise agreed, a statement showing the balances on all bank accounts of each Company (other than the Excluded Subsidiaries), at 28 February 1999 together with a list of all sums received and cheques drawn in excess of ,250 for any one item since the date of the relevant statement;

          (i) save in respect of the Excluded Subsidiaries and as otherwise agreed, all cheque books and credit cards of the Group and a letter to each of the bankers of the Group, signed by sufficient duly authorised signatories, cancelling the existing mandates of the Group and authorising the bankers to deal with such authorised representatives as the Purchaser shall nominate in relation to the terms of any replacement mandates therefor;

          (j)  the title deeds to the Properties;

          (k) the Service Agreements duly executed by each of those Vendors selling A Shares pursuant to this Agreement;

          (l) a certified copy of the minutes of a meeting of the remuneration committee of the Company approving and authorising signature of and delivery of the Option Letters, conditional only upon Completion, to the Vendors.

     (B) repay or procure the repayment in full (even if not due for repayment) within 20 business days of Completion:

          (a) of all amounts owing by the Group to third parties (other than such debts which are or are to be provided for in the determination of the Net Current Assets in accordance with
               Schedule 5); and

          (b) of ,49,666 owed to the Group by Reith Lambert Limited, and of all amounts owing by any of the Vendors or any connected persons or associates or directors of them or any of them or any company in which any of the Vendors is a participator (other than any such amounts which are or will be provided for in the determination of the Net Current Assets, in accordance with Schedule 5);

     (C) procure that all guarantees or indemnities given by or binding on any of the Companies in respect of any liabilities or obligations (actual or contingent) of any of the Vendors or any of such connected persons or associates or directors or companies in which any of the Vendors is a participator are fully and effectively released without cost to any of the Companies (other than any such guarantees, liabilities or obligations which are or will be provided for in the determination of the Net Current Assets, in accordance with Schedule 5;

     (D) procure that a meeting of the board of directors of each of the Companies (including the Excluded Subsidiaries) shall be held at which, save as otherwise agreed:-

          (a) the transfers of the Shares and, as the case may be, the transfers in blank referred to in clause 4.2(A), if completed by the Purchaser, shall be approved for registration subject only to them being duly stamped;

          (b) the said resignations shall be accepted with effect from the conclusion of the meeting and such persons as the Purchaser shall nominate shall be appointed directors, the secretary and auditors;

          (c)  all  existing  bank   mandates   shall  be  cancelled  and  fresh
               instructions shall be issued to bankers as the Purchaser shall require;

          (d) such other business shall be attended to as the Purchaser shall reasonably require.


4.3 Subject to conclusion of the matters referred to in clause 4.2 above the Purchaser shall on Completion:-~

     (A) deliver to the Vendors= Solicitors by telegraphic transfer ,8,750,000 pursuant to clause 3.2(A);

     (B) issue and allot such number of Loan Notes and Consideration Shares (in the case of the Consideration Shares, within seven business days of Completion) to each Vendor as determined in accordance with clause 3.2(B) and shall deliver the certificates in respect of the Loan Notes and the Consideration Shares to the Escrow Agent (in the case of the Consideration Shares, within such seven business days of Completion) in accordance with the Escrow Arrangements and shall promptly send copies thereof to the Vendors= Solicitors certifying that the same have been deposited with the Escrow Agent but that such copies are not valid for making a demand under the guarantee contained in the Loan
          Note Instrument;

     (D) deliver to the Vendors' Solicitors counterparts of the Tax Deed and the Service Agreements;

     (E) deliver to the Vendors= Solicitors a secretary=s certificate in Agreed Form confirming the passing of the resolutions of the board of directors of the Purchaser authorising, inter alia, execution of this Agreement and the issue of the Consideration Shares;

     (F) deliver to the Vendors= Representative a copy of the guarantee in the form set out in Schedule 5 of the Loan Note Instrument to each of the Vendors duly signed by the Royal Bank of Scotland plc as guarantor; and

     (G) deliver to the Vendors= Representative confirmation in the Agreed Form that the insurance cover referred to in clause 7.9(d) is in place.

4.4 The Purchaser shall procure the delivery of the Option Letters to the Vendors= Representative on Completion.

4.5 The parties shall procure that their respective solicitors or other agents shall duly retain and deal with all deeds, documents, agreements and payments delivered to them in accordance with the provisions of this clause 4.

5.   Your Watch Indemnity

5.1 Subject to clause 5.2 and subject as specifically provided in clause 7 (Limitations on Liability), and Schedule 7 (Escrow Arrangements) (but, for the avoidance of doubt, notwithstanding any information provided pursuant to the Disclosure Letter) each Vendor covenants severally with the Purchaser that he will pay, as the Purchaser may direct, to the Purchaser the Company or relevant Subsidiary as the case may be, his appropriate proportion of an amount or amounts (on a pound for pound basis) equal to:

     (A) the amount or amounts of any payments made by or on behalf of the Purchaser, Company or any Subsidiary (or any successor to any of the foregoing) to third parties (including, for the avoidance of doubt, the pension schemes and death benefit schemes described in paragraph F1 of Schedule 9) pursuant to a legal obligation as a result of any dispute with or claim made by a third party (not being the Purchaser or any member of the Purchaser=s Group) in relation to the Company or the Subsidiaries arising out of or in respect of any event, act or omission occurring on or prior to the date of Completion, and excluding, for the avoidance of doubt, any dispute or claim arising solely out of the management or operation of the business of the Group after Completion; and

     (B) the amount or amounts of any and all third party costs and expenses reasonably incurred or payable by or on behalf of the Purchaser, the Company or any Subsidiary in connection with investigating, assessing, contesting or in settlement of any dispute or claim referred to in clause 5.1(A) above or in connection with all proceedings in relation thereto or steps taken to avoid or mitigate the same.

5.2 Any claim relating to tax shall be dealt with under the terms of the Tax Deed and not under this clause 5.

6.   Warranties

6.1 The Vendors hereby severally warrant to the Purchaser (for the benefit of the Purchaser and its successors and assignees permitted in accordance with and subject to clause 21 and separately as trustee for each Company) in the terms of the Warranties.

6.2 Except as provided below, the Warranties are given subject only to those matters fairly disclosed in the Disclosure Letter and the Disclosure Documents. The contents of the Disclosure Documents or any of them shall only be deemed to be fairly disclosed if the relevant Disclosure Document is expressly referred to in a specific disclosure against a particular Warranty, but not further or otherwise. For the avoidance of doubt, the inclusion in the schedule of Disclosure Documents of documents which are not expressly referred to in the Disclosure Letter by reference to a specific Warranty shall not be deemed to constitute a disclosure of the contents of such documents for any purpose whatsoever.

6.3 Each of the Warranties is given independently from and (save as provided in clause 6.2 as regards the Disclosure Letter) shall not be limited by reference to any of the others of them.

6.4 In the event of the Purchaser making a claim for any breach of the Warranties, and if such claim has been Finally Determined or agreed by the Purchaser and the Vendors= Representative, there shall be added to the amount of the claim all reasonable third party costs of making, investigating, pursuing and enforcing that claim against the Vendors.

6.5 The Purchaser may take action for any breach or non-fulfilment of the Warranties before or after Completion notwithstanding that such breach or non-fulfilment was (save for matters fairly disclosed in the Disclosure Letter pursuant to clause 6.2) known to or discoverable by the Purchaser before Completion and notwithstanding that the Purchaser shall delay or otherwise fail to exercise its rights hereunder or generally in such regard.

6.6 Each of the Vendors hereby irrevocably waives all rights and claims which he may have against each Company in respect of any misrepresentation, inaccuracy or omission in or from any information or advice given by it or any of its officers or employees to such Vendor to enable him to give any of the Warranties or to prepare the Disclosure Letter or to assume any of the obligations assumed or to be assumed by him under or pursuant to this Agreement.

7.   Limitations on Liability

7.1 No claim under the Indemnity, the Warranties or the Tax Deed (other than a claim under clause 2.1(H) of the Tax Deed, in which case the terms of clause 7.1(C) shall apply) (in each case "a Relevant Claim") may be made unless written notice of the claim concerned has been given by the Purchaser to the Vendors= Representative before:

     (A) 20 February 2003 in the case of a claim under the Tax Deed and the Warranties relating to taxation ("the Tax Warranties") or under the Indemnity;

     (B) the date falling 18 months after the Completion Date in the case of a claim under the Warranties (other than the Tax Warranties); and

     (C) six years from the Completion Date in the case of a claim under clause 2.1(H) of the Tax Deed and any Relevant Claim which is validly made under this clause 7.1(A) or (B) within the required period shall (unless settled or withdrawn) be deemed to have been waived or withdrawn in the event that legal proceedings in respect thereof are not issued and served on the Vendors= Representative within nine months of written notice of the Relevant Claim first being given. Time shall be of the essence for the purpose of the foregoing.

7.2  No Relevant Claim may be made unless:-

     (A) the amount of the liability actually payable by the Vendors under any individual claim or series of related claims exceeds ,5,000; and

     (B) the amount of the liability actually payable under such claim and under all Relevant Claims (each being in excess of ,5,000) exceeds ,100,000 in aggregate.


7.3 In the event that the aggregate Relevant Claims (each in excess of ,5,000):-

     (A) exceed ,100,000 but are not more than ,200,000, the Purchaser shall not make a Relevant Claim against the Vendors as the Enlarged Group Modified Pre-Tax Profit shall have been decreased in the year the aggregate Relevant Claims exceed ,100,000 by the amount that such aggregate Relevant Claims exceed that threshold; and

     (B) exceed ,200,000, the Purchaser shall be entitled to bring a Relevant Claim in respect of ,100,000 plus the total amount of the aggregate Relevant Claims in excess of ,200,000 from and only from the Escrow Fund.

7.4 Subject to clause 7.5, if the Purchaser successfully brings a Relevant Claim against the Vendors their liability shall be limited to the Escrow Security for so long as it forms part of the Escrow Fund and the Purchaser shall not be entitled to have recourse to the personal assets of any Vendor other than the Escrow Security and the proceeds thereof held or to be held in the Escrow Fund pursuant to the Escrow Arrangements.

7.5 Notwithstanding anything to the contrary in this Agreement, any and all limitations imposed on the Purchaser in this Agreement in relation to a claim against a Vendor pursuant to the Warranties, the Indemnity and Tax Deed (including, without limitation, clause 7.4), shall cease to apply to the extent there has been a fraudulent misrepresentation by a Vendor but only to the extent that any Relevant Claim arising from such fraudulent misrepresentation exceeds the amount of the Escrow Fund for the time being.

7.6 Subject to clause 7.5 but notwithstanding any other provision of this Agreement the liability of each of the Vendors in respect of any Relevant Claim shall not exceed his appropriate proportion (as defined in Schedule 7 (Escrow Arrangements)) of such claim as agreed or determined in accordance with Schedule 7.

7.7 The amount paid by the Vendors to the Purchaser in satisfaction of any Relevant Claim shall be treated as a reduction by that amount in the Consideration for the Shares.

7.8 Nothing contained in the Disclosure Letter shall limit and none of the limitations contained in this clause and/or in clauses 3 to 6 (inclusive) of the Tax Deed shall apply to any breach of any of the Warranties given in paragraphs A.5 to A.9 (inclusive), C.7, D.7, L.3, L.11 and M.1 of Schedule~ 9.

7.9 No Relevant Claim may be made and none of the Vendors shall be liable :-


     (a) if it would not have arisen but for some act, omission, transaction or arrangement carried out after Completion (otherwise than involuntarily or in the ordinary course of business or pursuant to a legal obligation of the Purchaser or any of its subsidiaries (including the Group) in force on Completion) and which the Purchaser was or should reasonably have been aware would give rise to the claim in question by or on behalf of all or any of the Purchaser, the Company any Subsidiary or any holding company from time to time of any of them or any subsidiary from time to time thereof and their respective successors in title;

     (b) in relation to the Warranties only, if the fact, event or circumstance giving rise to the breach or claim or otherwise relevant thereto is expressly disclosed in this Agreement (including the Schedules and any Appendices thereto) or in any document in Agreed Terms or the Disclosure Letter;

     (c) to the extent that provision or allowance is made in the calculation or determination of the Net Current Assets in the Completion Accounts in respect of the matter to which the liability relates or that payment or discharge thereof is or has been taken into account therein; and

     (d) to the extent of any insurance recovered by the claimant in respect of the claim being brought. The Purchaser shall procure that for so long as a Relevant Claim is capable of being made the Company and the Subsidiaries (or any other member of the Purchaser=s Group on behalf of the Company and the Subsidiaries) shall maintain Professional Indemnity insurance cover on the following basis:-

          (i) coverage for prior acts and omissions up until Completion will be not less than the coverage in place under the existing policy of the Group in force immediately prior to the date of Completion (particulars of which are set out in the Disclosure Letter) and shall adopt the same or equivalent levels of excess as under such existing policies;

          (ii) coverage for acts and omissions from and following Completion will be not less than the coverage in place under the existing policy of the Group in force immediately prior to the date of Completion (particulars of which are set out in the Disclosure Letter) but shall adopt the same or equivalent levels of excess as under the existing Professional Indemnity insurance policies of REGL in force immediately prior to Completion provided always that the Purchaser shall not be obliged to procure such insurance at a cost of more than 125% of the cost for the financial year commencing 1 September 1998 and provided further that such insurance cover is commercially available with equivalent scope and breadth and provided further that if the business and assets of the Group are transferred to another member of the Purchaser's Group following Completion, the obligation of the Purchaser hereunder shall be to ensure equivalent insurance with coverage for prior act and omissions up until Completion is maintained notwithstanding such transfer; No later than 14 days before each renewal date for such insurance, the Purchaser shall deliver to the Vendors= Representative satisfactory evidence that the insurance cover required pursuant to this clause 7.9(d) has been renewed for a further period of 12 months. Subject to the conditions of this clause 7.9(d), if the Purchaser fails to deliver such evidence of renewal at least 14 days prior to such renewal date, and/or if the Company or any of the Subsidiaries fails to maintain such cover at any time during which a Relevant Claim is capable of being made, the Vendors= Representative shall be entitled to procure that the insurance cover is put in place provided that in the case of a renewal he shall first give to the Purchaser seven days notice of his intention to do so and the Company shall bear the costs of such cover provided that such costs do not exceed 125% of the cost of such insurance for the preceding financial year;

     (e) to the extent that any taxation would not have arisen but for, or has been increased by:-

          (i) a disclaimer, claim or election made or notice or consent given after Completion by the Purchaser or the Company (other than any disclaimer, election, claim, notice or consent the making or giving of which was taken into account or assumed in computing the provision for tax (including the provision for deferred taxation) in the Completion Accounts or was one which the Purchaser or the Company was obliged to make; or

          (ii) a failure or omission by the Company to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion the making, giving, or doing of which was taken into account or assumed in computing the provision for tax (including the provision for deferred taxation) in the Completion Accounts;

     (f) to the extent that any taxation arises from any change in accounting or tax policy or practice of or affecting the Company, including the method of submission of tax returns, introduced or having effect on or after Completion;

     (g) to the extent that such taxation would not have arisen or been increased but for:-

          (i) any change in rates of taxation or statutorily imposed variation imposed in the method of applying or calculating rates of taxation; or

          (ii) any imposition of any new tax legislation; or

          (iii)any change in the published practice of any tax authority after Completion but with retrospective effect.

7.10 If in respect of a Relevant Claim under the Indemnity or the Warranties the liability of the Purchaser or the Company or any Subsidiary is contingent then the Vendors shall not be liable in respect thereof unless and until such time as the contingent liability ceases to be contingent and becomes actual and no liability under a successful Relevant Claim in respect of the payment of monies shall become due to be satisfied unless and until the relevant monies become legally due and payable.

7.11 Nothing herein or otherwise shall be deemed to relieve the Purchaser or the Company or any Subsidiary from any common law duty to mitigate any loss or damage incurred by it or them in consequence of any matter giving rise to a Relevant Claim under the Warranties or the Indemnity and in any event the Purchaser undertakes that it will procure that following Completion insofar as relevant to the Indemnity or the Warranties or other obligations of the Vendors under the Indemnity or the Warranties:-

     (a) the Company and each Subsidiary shall take all commercially reasonable steps to perform its obligations owing to and enforce its rights against third parties including (without limitation) promptly to collect all debts the payment of which or any part of which is warranted hereunder; and

     (b) the Company and each Subsidiary shall duly and properly perform its obligations set out in or contemplated by this clause 7.11.

7.12 No person shall be entitled to recover any sum in respect of any Relevant Claim or otherwise obtain reimbursement or restitution more than once from each Vendor in respect of any one breach of the Warranties or claim under the Indemnity or under the Tax Deed or the subject matter thereof so that for this purpose recovery by one shall be deemed to be recovery by all other persons so entitled.

7.13 If any Relevant Claim (other than a claim under the Tax Deed to which clause 6 of the Tax Deed shall apply) is made or any matter comes to the notice of the Purchaser or the Company or any Subsidiary for which or as a result of which the Vendors may be liable under the Indemnity or the Warranties, the Purchaser or the Company or Subsidiary or claimant shall, as appropriate, within 28 days after the matter first comes to its notice give written notice thereof to the Vendors= Representative, provided that any failure to give the requisite notice during that period shall not prejudice the ability of the Purchaser or the Company or any Subsidiary or other possible claimant to make a claim and:-

     (a)  none of the  Purchaser=s  Group or the  Company or any  Subsidiary  or
          shall make any admission of liability, agreement, settlement or compromise or otherwise take any action in relation thereto without the prior written consent of the Vendors= Representative and shall at all times promptly give the Vendors= Representative and their professional advisers all information and documents in its or the Company=s or Subsidiary=s control as reasonably requested from time to time;

     (b) save as provided in clause 7.13(c), each of the Purchaser=s Group, the Company or the Subsidiaries will at all times permit the Vendors=
          Representative, as appropriate, to take such action on their/its behalf to avoid, resist, appeal, compromise, defend, mitigate or otherwise deal with the claim or the liability the subject thereof or pursue any rights of the Company or any Subsidiary in respect thereof;

     (c) clauses 7.13(a) and (b) will not apply to any Relevant Claim (after deducting the amount which is or which the Purchaser and the Vendors= Representative conclude for the purposes of paragraph 5 of Schedule 7, should be, indemnified by insurance cover for such Relevant Claim) which exceeds the maximum liability of the Vendors or to any Relevant Claim (other than purely monetary disputes or claims) which could reasonably be expected to have a material adverse effect on the operation of the business or the goodwill or reputation of the business. In respect of any such Relevant Claims to which this clause 7.13(c) applies, the Purchaser, the Company or any Subsidiary will consult with the Vendors= Representative and take account of all reasonable representations and views in order to avoid, dispute, resist, appeal, compromise or defend any such Relevant Claim.

7.14 Where the Purchaser or the Company or any Subsidiary is entitled (whether by right of indemnity, reimbursement or any other means) to recover from some other person (not being the Purchaser or the Company or any Subsidiary but including, without limitation, any Taxation authority) any sum or benefit in respect of any matter the subject of a Relevant Claim under the Warranties or Indemnity, the Purchaser or the Company or Subsidiary so entitled shall (subject to being indemnified by the Vendors to its or their reasonable satisfaction against all costs and expenses which it or they may reasonably incur thereby) take all appropriate steps to enforce such recovery or at the option of the Vendors it shall assign (for no consideration) to them or such of them as they may nominate in writing all of its and their rights of recovery aforesaid and the full benefit thereof and (to the extent they have previously made payments in respect of the relevant claim) account to them (or those other as shall have made payments in respect of the relevant claim in the proportions in which such payments were made) for any amounts they recover, in accordance with paragraph 7.15 below.

7.15 In the event that payment is made by the Vendors or any of them in respect of a Relevant Claim under the Warranties or Indemnity and the Purchaser or the Company or any Subsidiary or any agent on its or their behalf or any of them subsequently recovers from the third party a sum or benefit which is referable to the subject matter of such claim, the Purchaser and the Company and the relevant Subsidiary shall be jointly and severally liable forthwith after the receipt of such sum or benefit to reimburse to the Vendors the net amount received (after deducting any costs and expenses reasonably incurred by the recipient(s) in recovering such sum or benefit from the third party) but not in any event exceeding the amount originally paid in respect of the Relevant Claim. For these purposes:-

     (a) a sum or benefit shall also be deemed to have been received if received by way of credit set-off or other deduction or if received in kind;

     (b) a reduction in liability to Taxation arising as a direct result of any payment made in respect of the Relevant Claim shall be deemed to be a sum or benefit received aforesaid;


     (c) the recipient shall be deemed to receive a credit refund or repayment for Taxation purposes when and if it should have received the same but for a liability to any Taxation not covered by the Tax Deed;

     (d) any repayment supplement for Taxation purposes or interest (less tax) paid or received or attributable to the sum or benefit recovered shall also be accounted for to the Vendors to the extent referable to the period after the Relevant Claim was satisfied.

7.16 Save in respect of fraudulent misrepresentation none of the Vendors shall be liable in respect of any representations, warranties, covenants, agreements, undertakings or other obligations express or implied which are made or assumed or deemed to have been made or assumed by them or any of them in relation to or connection with the subject matter hereof which are not contained and expressly given or assumed by them in this Agreement or any document in Agreed Form to be entered into pursuant hereto and the Purchaser hereby confirms that it has not entered into this Agreement in reliance on any such representation, warranty, covenant, agreement, undertaking or other obligation.

7.17 When any Warranty or any provision of this Agreement or the Tax Deed is qualified or phrased by reference to materiality, such reference shall be construed as a reference to materiality in the context of the business carried on by the Group or its value as a whole, and where any Warranty contains a reference to a material adverse change or effect, such reference shall be construed as being a reference to a change or effect which is material in the context of the business carried on by the Group or its value taken as a whole.

7.18 The Purchaser shall be entitled (at its absolute discretion) to claim both under the Warranties and/or the Indemnity by reference to the same subject matter, but any payment in respect of a breach of Warranty shall to such extent satisfy and discharge any claim made by the Purchaser under the Indemnity in respect of the same subject mater and vice versa and, for the avoidance of doubt, the Purchaser shall be entitled to make a claim under the Indemnity notwithstanding that such a claim would be time barred as a Relevant Claim for breach of Warranty under clause 7.1(C).

8.   Earn Out Protections

8.1 In recognition of the Vendors= interest in achieving the maximum Earn-Out Consideration, the Purchaser hereby undertakes to the Vendors that following Completion and until the earlier of 31 December 2001 and the date on which no further Earn-Out Consideration may be payable, save with the prior written consent of the Vendors= Representative (which may only be withheld to the extent legitimate to protect the interests of the Vendors achieving the maximum Earn-Out Consideration) or as provided in clauses 8.2 to 8.4 inclusive below:-

    (a) it will not deliberately and knowingly do any act or thing or procure the Company or any member of the Group to do any act or thing not properly done for the purpose of the Purchaser=s Group=s business the effect of which distorts unfairly the financial results of the Company so as to reduce the amount of Earn-Out Consideration;

     (b) it will not require or permit the payment of management charges to the Purchaser=s Group (other than REGL) by the Company or any member of the Group save:-

     (i) with respect to services requested by the Company, with any such charges subject to the consent of the Vendors= Representative, such consent not to be unreasonably withheld; or

     (ii) corporate allocations for travel expenses, accounting services and similar items actually incurred, not to exceed ,100,000 per year;

     (c) it will not cause the Company or any member of the Group conducting a business operation to cease carrying on its business in whole or in part except to the extent that (without prejudice to clause 8.1(a) above), it is considered by the Purchaser (acting reasonably) to be necessary to effect an acquisition, disposal, reorganisation or similar restructuring of assets or shares provided that the financial results of the business of the Group after completion of such a restructuring or acquisition are sufficiently separately identifiable for the purpose of calculating the Earn-Out Consideration;

     (d) it will not solicit or endeavour to entice away, offer employment to or offer to conclude any contract for services with any of the employees of the Group except with the consent of the Vendors= Representative;

     (e) it will not knowingly interfere with or do anything the sole or main purpose of which is to impair or adversely affect the relationship of the Company or any member of the Group with any of its or their customers and clients;

     (f) it will not require the Company or any member of the Group to give any guarantee or indemnity for the obligations of any third party save to the extent that the Purchaser considers (acting reasonably) it necessary for the Company and/or any of the Subsidiaries to provide collateral guarantees in respect of:-

          (i)  the financing facilities available to the Purchaser=s Group; or

          (ii) liabilities relating to acquisitions of REGL and/or the Group completed after Completion;


     (g) it will not pass any resolution for the winding up, dissolution or reconstruction of the Company or any member of the Group except to the extent that (without prejudice to clause 8.1(a) above), it is considered by the Purchaser (acting reasonably) to be necessary to effect an acquisition of business assets or shares provided that the financial results of the business after such acquisition is completed are sufficiently separately identifiable for the purpose of determining the Earn-Out Consideration;

     (h) it will not take steps designed to prevent the Company or any member of the Group from carrying on its business in the ordinary course, substantially as presently carried on, and (without prejudice to the generality of the foregoing) it will not in any way to the detriment of the Company or any member of the Group compel the Company or any member of the Group to trade or deal with any particular person, firm or company whether for goods or services except in relation to the selection of a financial institution for commercial lending or investing or in respect of appointing auditors, barristers, solicitors, accountants, investment bankers, insurers, actuaries and other professional advisors provided that the Company or any member of the Group shall only be required to meet appropriate fees, charges or costs to the extent reasonable in the circumstances including where such costs are incurred on a Purchaser=s Group-wide basis the due proportion of such costs and it is acknowledged that such circumstances shall include the standing and reputation of the professional advisers appointed;

     (i) it will use its reasonable endeavours to procure that no member of the Purchaser=s Group knowingly and deliberately diverts away from the Group any business opportunities that first become available to the Company or any of the Subsidiaries;

     (j) it will comply with its obligations set out in clause 8 (Earn Out Protections) of the REGL Deed of Warranty and Indemnity save as such obligations may be varied or waived in accordance with the terms of such deed.

8.2 Nothing in clause 8.1 save for sub-clauses (a), (g) or (i) above shall prevent the Purchaser=s Group from carrying on any business presently carried on by it nor from acquiring any other company or business whether of a similar nature or otherwise.

8.3 Nothing in clause 8.1 shall prevent the Purchaser or any other member of the Purchaser=s Group or the Company from performing its other obligations or enjoying or enforcing its rights under this Agreement or any other agreement entered into pursuant hereto.

8.4 Nothing in clause 8.1 shall prevent the Purchaser from changing the auditors appointed for the Company or any members of the Group at any time in the future or from restructuring the Group and REGL so as to continue their respective businesses within the ownership of a single corporate entity provided that the protections afforded under this clause 8 continue to apply to the conduct of the business of the restructured group.


8.5 In recognition of the Purchaser=s interest in acquiring a business that is operated on the basis of maximising the net present value of profits over time each of the Vendors hereby undertakes to the Purchaser that in his capacity as officer, manager or employee of any member of the Group (if he is such) he shall procure as far as reasonably practicable that following Completion and until the earlier of 31 December 2001 and the date on which no further Earn-Out Consideration may be payable:-

     (a) he will not deliberately and knowingly do any act or thing or procure the Company or any member of the Group to do any act or thing the object of which is to distort unfairly the financial results of the Company so as to increase the amount of Earn-Out Consideration that is to be payable;

     (b) that investment capital will not be committed or guarantees undertaken or other liabilities assumed outside the ordinary course of business without the written approval of the Purchaser; and

     (c) to the extent that any rights, interests or obligations are assigned under this Agreement the Vendors agree to meet their obligations under this clause 8.5.

9.   Partners= Guarantees Indemnity

9.1 The Purchaser shall, and shall procure that the Company shall, indemnify and keep indemnified each of the Vendors from and against all and any liability suffered or incurred, directly or indirectly, by any of the Vendors, including without limitation reasonable fees and expenses and costs (including legal costs), under, pursuant to or arising out of the leases, deeds of surety and guarantees (collectively and individually "Personal Guarantees") given by any of the Vendors in relation to any of the Properties set out in Schedule 4 which are specifically identified as being the subject of Personal Guarantees, but only if and to the extent that any such liability relates to any period or periods arising after the date of Completion. The Purchaser=s obligations pursuant to this clause 9.1 are without prejudice to any common law or other rights of contribution or otherwise which the Partners may have to indemnification or reimbursement from the Company or any Subsidiary.

9.2 Without limitation to clause 9.1, the Purchaser agrees that, in relation to any of the Personal Guarantees it will endeavour to obtain a release from the lessors or other beneficiaries of each of the Personal Guarantees (whether by way of deeds of novation, release, substitution or otherwise) and will, in order to give effect to this obligation, procure that REGL offer such lessors or beneficiaries appropriate replacement covenants in substitution for the Personal Guarantees given by the Vendors but if and only to the extent that such replacement covenants are no more onerous than the Personal Guarantees and will provide all necessary financial information to such lessors and beneficiaries to enable them to assess the strength of the new covenant being offered.

9.3 If any claim is made or any matter comes to the notice of the Vendors= Representative for which or as a result of which the Purchaser may be liable under clause 9.1, the Vendors= Representative shall, within 14 days after the matter first comes to his notice give written notice thereof to the Purchaser, provided that any failure to give the requisite notice during that period shall not prejudice the ability of the Vendors to make a claim pursuant to clause 9.1 and:

     (a) none of the Vendors shall make any admission of liability, agreement, settlement or compromise or otherwise take any action in relation thereto without the prior written consent of the Purchaser and shall at all times promptly give the Purchaser and its professional advisers all information and documents in the Vendors= control as reasonably requested from time to time; and

     (b) the Vendors will at all times permit the Purchaser to take such action on their behalf to avoid, resist, appeal, compromise, defend, mitigate or otherwise deal with the claim or the liability the subject thereof or pursue any rights of the Vendors in respect thereof.

9.4 The obligations of the Purchaser pursuant to this clause 9 shall not be affected by any variation, waiver, breach or alleged breach by or on the part of any of the Vendors, other than an express deed of variation or waiver with regard to this clause 9.

10.  Purchaser=s Warranties and Undertakings

10.1 The Purchaser warrants to, and agrees with, the Vendors as of the date of Completion as follows:

     (a) the Purchaser is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction of organisation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Purchaser . The Purchaser has delivered to the Vendors= Representative complete and correct copies of its certificate of incorporation and bylaws as amended to the date hereof.

     (b) as of the date hereof the authorised capital stock of the Purchaser consists of 80,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 20,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). At the close of business on 2 March 1999 21,643,210 shares of Common Stock (including 139,200 shares of Common Stock held in treasury) and no shares of Preferred Stock were outstanding.


     (c) the Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby (including the issuance of the Consideration Shares), have been duly authorised by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors= rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     (d) the Purchaser has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since inception, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, each as in effect on the dates such forms, reports and documents were filed.

     (e) No filing, recording or registration with any court, governmental authority or regulatory agency is required to be obtained or made and no authorization, consent, approval, license, order, registration, qualification or decree is required from any court, governmental authority or regulatory agency in connection with (i) the execution and delivery by the Purchaser of this Agreement or the performance of its obligations hereunder, (ii) the offer, sale, and delivery of the Consideration Shares, the Loan Notes, the Earn-Out Loan Notes or the Earn-Out Consideration Shares in accordance with the terms of this Agreement or (iii) to ensure the legality, validity, enforceability or admissibility of this Agreement, except such as have been made or obtained and are in full force and effect, and except for such as would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder or to consummate the transaction contemplated hereby.

     (f) Neither the execution and delivery of this Agreement by the Purchaser nor the performance by the Purchaser of its obligations hereunder has resulted in or will result in (i) any violation of any charter document of the Purchaser or conflict with or result in breach of any of the terms or provisions of, or constitute a default or event of default (however described) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchaser under, any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser may be bound or to which any of its properties may be subject or (ii) any violation of any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Purchaser or any of its properties, except, in either case, such as would not reasonably be expected to cause any material adverse change in the condition, financial or otherwise, or in the assets or operations of the Purchaser.


     (g) The Consideration Shares and any Earn-Out Consideration Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorised, legally and validly issued, fully paid and non-assessable and title to such shares will be transferred free of any liens or encumbrances other than those created or contemplated by this Agreement (and the holders thereof will not be subject to any personal liability in respect of the debts and obligations of the Purchaser solely by reason only of being a holder thereof).

     (h) The Loan Notes and the Earn-Out Loan Notes, when executed by or on behalf of the Purchaser and delivered in accordance with the terms of this Agreement, will constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, fraudulent conveyance, moratorium and similar laws affecting creditors= right in general and by general principles of equity.

     (i) Assuming the accuracy of the representations made by the Vendors in clause~13.3, no registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), is required for the offer, sale and delivery of the Consideration Shares, the Loan Notes, the Earn-Out Loan Notes or Earn-Out Consideration Shares by the Purchaser to the Vendors in accordance with the terms of this Agreement.

     (j) Neither the Purchaser nor any of its "affiliates" (as such term is defined in Rule 405 under the Securities Act) or any person acting on behalf of any of them has engaged in any "directed selling efforts" (as such term is defined in Regulation S under the Securities Act) with respect to the offer, sale and delivery of the Consideration Shares, the Loan Notes and the Earn-Out Loan Notes or Earn-Out Consideration Shares to the Vendors in accordance with the terms of the Agreement.


     (k) The Purchaser has delivered to the Vendors copies of its Form 10 (as amended), as filed with the U.S. Securities and Exchange Commission ("SEC") on or about August 7, 1998 its Forms 10-Q, as filed with the SEC on or about September 18, 1998 and November 17, 1998 and a copy of its Earnings Release for the fiscal year ended December 31, 1998, as announced on February 24, 1999 (such Form 10 (as amended), Form 10-Q and Earnings Release referred to in this Clause 10 as the "Disclosure Documents"). Except insofar as the transactions contemplated hereby are not reflected therein, (i) the Disclosure Documents (other than the Earnings Release) comply in all material respects with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and (ii) the financial statements of the Purchaser contained in the Disclosure Documents (a) were prepared in accordance with generally accepted accounting principles in the United States, (b) fairly present the Purchaser=s consolidated financial condition and consolidated results of operations as of their respective dates and for the periods then ended (in the case of the Earnings Release, subject to there being no notes to such financial statements) and (c) except for the Earnings Release, contain and reflect all adjustments and accruals necessary for a fair presentation of the Purchaser=s consolidated financial condition as of their respective dates, subject to normal year-end audit adjustments. The Disclosure Documents, as of their respective dates, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein in the light of the circumstances under which they were made, not misleading.

     10.2 The Purchaser undertakes to each Vendor to use all reasonable endeavours to amend the banking covenants to which it is subject within six months of Completion so that it will not be prohibited from issuing Earn-Out Loan Notes in full satisfaction of the Earn-Out Consideration and the Purchaser agrees not to issue or agree to issue any loan notes or other equivalent securities pursuant to any subsequent acquisition of any business, assets or company to the extent that the ability to issue Earn-Out Loan Notes in full satisfaction of the Earn-Out Consideration would be impaired.

11.  Set Off

     Each of the Vendors and the Purchaser agree that any Relevant Claim shall be treated in accordance with the provisions of the Escrow Arrangements.

12.  Covenants to protect Goodwill

12.1 For the purposes of protecting the goodwill of the Companies and the value of the Shares each of the Vendors hereby severally undertakes to and covenants with the Purchaser (separately for itself and as trustee for each of the Companies and for each purchaser, assignee and shareholder from time to time below mentioned) that (except as a shareholder in the Purchaser or in the proper performance of his duties as an employee or officer of any Company or any member of the Purchaser's Group) he will not, whether for his own account or jointly with or as manager agent officer employee consultant shareholder or otherwise on behalf of any other person, firm or corporation, and whether directly or indirectly during the Period:-~

     (A) be engaged, concerned or interested in or associated within the Relevant Territory with any business which is the same as or similar to or in direct or indirect competition with any Relevant Business; and/or

     (B) within the Relevant Territory carry on or be engaged concerned or interested in the sale of goods or provision of services, of a kind supplied by any Company in connection with its Relevant Business, to any person firm or company which has at any time within the period of twelve months preceding the Relevant Date been a customer of or in the habit of dealing with any Company for such goods or services; and/or

     (C) endeavour to procure the supply of goods or services from any person firm or company which during the twelve months preceding the Relevant Date has been a supplier of goods or services in connection with any Relevant Business to any Company where such supply may have an adverse effect on or cause loss to such Company; and/or


     (D) solicit, interfere with or endeavour to entice away from any Company any person, firm or company who to his knowledge is now or has during the twelve months preceding the Relevant Date been a client, customer, correspondent, agent of or in the habit of dealing with such Company nor enter into a partnership or any association whether directly or indirectly with any such person; and/or

     (E) solicit, interfere with or endeavour to entice away from any Company or offer to employ or engage under a contract for services or enter into partnership with any person who on or during the twelve months preceding the Relevant Date is or was an officer or employee of or full time consultant to any Company; and/or

     (F) knowingly do or say anything which is or is calculated to be prejudicial to the interests of any Company or its business or which results or may result in the discontinuance of any contract or arrangement of benefit to any Company;

     PROVIDED THAT nothing in this clause 12.1 shall prohibit the Vendors from holding between them directly or indirectly (for investment purposes only) not more than 5% of the shares of a public company listed or dealt in on a recognised investment exchange.

     12.2 Each Vendor hereby undertakes to and covenants with the Purchaser (for itself and separately as trustee as provided in clause 12.1) that (save in the proper performance of his duties as an employee or officer of any Company or any member of the Purchaser's Group) he will not, whether for his own account or jointly with or as manager, agent, officer, employee, consultant, shareholder or otherwise on behalf of any other person firm or corporation, and whether directly or indirectly:-

          (A) take away, make use of or disclose to any person firm or corporation (save insofar as necessary to comply with any statutory obligation or order of any Court or statutory tribunal of competent jurisdiction) any confidential information or trade secrets in his possession and which in any way relate to the business or other affairs of any Company or to any manufacturers suppliers customers clients agents or any other person who has or who has had any dealings with any Company; and/or

          (B) make use of the name "St Quintin" or any corporate or business name which is identical or similar to or is likely to be confused with the corporate name or any trade or business name of any of the Companies or which might suggest a connection with the same.

12.3 Each Vendor undertakes to execute and deliver and do such documents deeds and things as the Purchaser may reasonably require after Completion to vest in the Group, or such other member of the Purchaser's Group as the Purchaser shall direct, for no additional consideration, ownership and title and all rights of such Vendor in respect of all inventions and intellectual property owned by or vested in him and which relate to products of the Group or any manufacturing process used or intended at Completion to be used by the Group in its business.

12.4 For the purposes of this clause:-~

     (A) the expression "Relevant Business" shall mean any business carried on by any Company on or at any time during the period of twelve months ending on the Completion Date;

     (B) the expression "the Period" shall mean the period commencing on Completion and expiring:-

          (a) in the case of John Ardley, Michael Brodtman and Robert Evans on the earlier of (i) the date four years from Completion, or (ii) one year after the termination by the Purchaser of such Vendor=s employment (other than any such termination where any member of the Purchaser=s Group is entitled to summarily dismiss the relevant Vendor);

          (b) in the case of those other Vendors selling A Shares, the earlier of (i) the date three years from Completion, or (ii) six months after the termination of such Vendor=s employment by any member of the Purchaser=s Group; and

          (c) in the case of the Vendor selling B Shares and those Vendors selling C Shares, on the date six months after Completion;

          (C) the expression "the Relevant Territory" means the United Kingdom.

          12.5 Each of the undertakings and covenants contained in the separate paragraphs of clauses 12.1 and 12.2 is and shall be a separate undertaking and covenant by each Vendor.

          12.6 It is hereby agreed and declared that the benefit of the covenants and undertakings given in this clause shall be assignable by the Purchaser to and become enforceable by any purchaser or assignee or other holder for the time being of any of the Shares or of any shares of any of the Subsidiaries or any purchaser or assignee of all or any part of any Relevant Business.

13.  Disposal of Consideration Shares, Loan Notes and Earn-Out Loan Notes

13.1 Subject to clause 10 of Schedule 7, each Vendor undertakes to the Purchaser that he will not without the prior consent in writing of the Purchaser dispose of any of the Consideration Shares, Loan Notes or Earn-Out Loan Notes to be issued to him pursuant to this Agreement or any interest therein or any shares allotted by way of capitalisation or rights in respect thereof or otherwise representing the same, through conversion, sub-division, consolidation or otherwise to the extent that such shares or loan notes are subject to the Escrow Arrangements. For the avoidance of doubt, subject to clause 13.3, when such Consideration Shares, Loan Notes or Earn-Out Loan Notes cease to be subject to the Escrow Arrangements they shall be freely transferable without the prior consent of the Purchaser.

13.2 Each Vendor undertakes to the Purchaser that for so long as the Loan Notes or Earn-Out Loan Notes are subject to the Escrow Arrangements, and notwithstanding any provision of the Loan Note Instrument or Earn-Out Loan
     Note Instrument, he will not demand repayment of the Loan Notes or Earn-Out Loan Notes (as the case may be), other than in circumstances where an event of default (as defined in the Loan Note Instrument or Earn-Out Loan Note Instrument, as applicable) has occurred. If there is any conflict between the terms of this Agreement and either the Loan Note Instrument or Earn-Out Loan Note Instrument, the terms of this Agreement shall prevail.

13.3 Without  prejudice  to  clause  13.1,  each  of  the  Vendors   represents,
     acknowledges and agrees that:

     (a) none of the Consideration Shares, the Loan Notes, the Earn-Out Loan Notes or the Earn-Out Consideration Shares have been or will be registered under the United States Securities Act of 1933, as amended (the "Securities Act"), and such securities, to the extent offered, are being offered to him outside the United States in reliance on Regulation S under the Securities Act ("Regulation S");

     (b) he is not a U.S. person (as defined in Regulation S) and is not acquiring the Consideration Shares, the Loan Notes, the Earn-Out Loan Notes or the Earn-Out Consideration Shares for the account or benefit of any such U.S. person;

     (c) for a period of one year following Completion, he will resell the Consideration Shares only: (i) pursuant to registration of the Consideration Shares under the Securities Act, (ii) in offshore transactions outside the United States in accordance with Rule 903 or 904 of Regulation S, or (iii) pursuant to another available exemption from the registration requirements of the Securities Act; and he will not engage in hedging transactions with regard to the Consideration Shares unless in compliance with the Securities Act;

     (d) for a period of 40 days following Completion, he will resell the Loan Notes only: (i) pursuant to registration of the Loan Notes under the Securities Act, (ii) in offshore transactions outside the United States in accordance with Rule 903 or 904 of Regulation S, or (iii) pursuant to another available exemption from the registration requirements of the Securities Act;

     (e) for a period of 40 days following the receipt of any Earn-Out Loan Notes in respect of any Relevant Period, he will resell such Earn-Out Loan Notes only: (i) pursuant to registration of the Earn-Out Loan Notes under the Securities Act, (ii) in offshore transactions outside the United States in accordance with Rule 903 or 904 of Regulation S, or (iii) pursuant to another available exemption from the registration requirements of the Securities Act;

     (f) for a period of one year following the receipt of any Earn-Out Consideration Shares in respect of any Relevant Period, he will resell the Earn-Out Consideration Shares only: (i) pursuant to registration of the Earn-Out Consideration Shares under the Securities Act, (ii) in offshore transactions outside the United States in accordance with Rule 903 or 904 of Regulation S, or (iii) pursuant to another available exemption from the registration requirements of the Securities Act; and he will not engage in hedging transactions with regard to the Earn-Out Consideration Shares unless in compliance with the Securities Act; and

     (g) the Purchaser is required pursuant to Regulation S to refuse to register the transfer of any Consideration Shares or Earn-Out Consideration Shares in violation of the restrictions stated in clause 13.3(c) or (f) above, as the case may be, and any certificate representing the Consideration Shares or Earn-Out Consideration Shares may bear a legend containing the restrictions stated in such clause 13.3(c) or (f) above, respectively.

14.  Tax Affairs

14.1 If so requested by the Purchaser, the Vendors shall at their own expense, in consultation with the Purchaser's accountants (whose costs shall be borne by the Purchaser) and otherwise in accordance with this clause, prepare all documentation and deal with all matters (including correspondence) relating to the tax returns and affairs of Group for all accounting and fiscal periods ending on or prior to Completion ("Relevant Accounting Periods") to the extent that the same have not been prepared and agreed with the Inland Revenue or other Tax Authority prior to Completion.

14.2 Insofar as within its power, the Purchaser shall procure that each Company shall following Completion:-

     (A) afford the Vendors and their duly authorised agents access to its books, accounts and records and personnel and such otherassistance as may from time to time be reasonably required to prepare and submit the said returns and/or in connection with their dealings in relation thereto contemplated by this clause; and

     (B) complete and execute such documentation and render such assistance to the Vendors and their duly authorised agents as may from time to time be reasonably required in connection with or for the purposes of the foregoing.

14.3 For the purposes of and in connection with the foregoing:-


     (A) the Vendors and their agents shall keep the Purchaser fully and promptly informed of all matters arising out of their dealings with the tax returns and affairs of the Group under this clause and in any event they shall provide for approval by the Purchaser (or its agents) (such approval not to be unreasonably withheld or delayed) prior to submission to any Tax Authority, drafts of correspondence with any Tax Authority (including tax computations) in relation to the Group for all of the Relevant Accounting Periods, and shall promptly provide the Purchaser with any correspondence received from any Tax Authority and any other written information relevant to the tax affairs of the Group for the periods in question, including advice from professional advisers, and notes of meetings or discussions with the Tax Authority in question;

     (B) the Vendors shall procure that no agreement, settlement or compromise of any tax returns or affairs of any Company in respect of any Relevant Accounting Periods or otherwise is agreed with the relevant Tax Authority without the prior written consent of the Purchaser, which shall not be unreasonably withheld or delayed except that it shall be regarded as reasonable for the Purchaser to withhold its consent to an agreement, settlement or compromise which in its reasonable opinion could materially adversely affect any future tax liability of the Purchaser or the Group or any of its or their subsidiaries or in respect of a tax liability for which the Purchaser has no effective indemnity under the Indemnity or the Tax Deed provided that the Vendors= liability shall be no greater by reason of the Purchaser=s unreasonable withholding or delaying of such consent.;

     PROVIDED ALWAYS THAT nothing done or permitted by any Company or the Purchaser pursuant to this clause shall in any way restrict or reduce any rights any of them may have under the Indemnity, the Warranties and/or Tax Deed.

14.4 The parties shall use reasonable endeavours to obtain the agreement of the United Kingdom's Contribution Agency and/or Inland Revenue (by concession or otherwise) that the issue of the Option Letters does not give rise to the Company being liable to employer national insurance (or any interest or penalties). However, if the Company is liable to any such taxation liabilities, the Vendors undertake to pay to the Purchaser an amount equal to 66.66 per cent. of such liabilities. Such payment shall be satisfied by the Vendors in the proportions shown in column (7) of Schedule 1 and shall be deducted from the Loan Notes deposited with the Escrow Agent under the Escrow Arrangements not later than 10 business days after receipt of notification of such liability.

15.  Pensions


15.1 The Purchaser undertakes that, so long as any United Kingdom employer within the Purchaser=s Group from time to time operates or otherwise participates in a pension scheme which provides benefits on a defined benefits basis, it will procure that the pension scheme is maintained as an ongoing pension scheme and that the members of the pension scheme will not be transferred into any other pension scheme without their prior written consents. However it is hereby agreed that this undertaking may be waived with the prior written consent of the Vendors= Representative.


5.2 The Purchaser undertakes that, so long as any employers within the Group or the Purchaser=s Group participates in the Pension Scheme, it shall procure that participating employers within the Pension Scheme shall make such contributions to the Pension Scheme as are deemed necessary from time to time by the Pension Scheme=s actuary ("the Actuary") to ensure that the scheme=s funding level remains in surplus on an ongoing basis (determined on the basis of actuarial assumptions chosen by the Actuary and determined using the attained age method).

15.3 The Vendors and the Purchaser shall procure that an actuarial valuation ("the 2000 Valuation") of the Pension Scheme is carried out as at 1 March 2000 ("the 2000 Valuation Date") by an actuary appointed by the Vendors= Representative (the "Vendors= Actuary") no later than 1 May 2000 using reasonable actuarial methods and assumptions determined by the Vendors= Actuary and agreed by an actuary appointed by the Purchaser (the "Purchaser=s Actuary") or in default of agreement within 30 days of receipt by the Purchaser=s Actuary of the Vendors= Actuary=s proposed assumptions, by the Independent Actuary (the "Assumptions") and on the further assumptions that:

     (a) the Group has continued to pay contributions to the Pension Scheme to the 2000 Valuation Date at the rate recommended in the valuation report of the Pension Scheme as at 1 March 1997;

     (b) benefits have not been improved from those applying at the date of Completion;

     (c) the Pension Scheme continues to remain closed to new entrants, provided it is legal and proper to do so

     The Vendors= Actuary shall propose full assumptions in accordance with this clause within 30 days of the Completion Date.

15.4 In the event that the 2000 Valuation reveals that the actuarial value of the assets of the Pension Scheme does not exceed the value of the accrued benefits of the Pension Scheme in respect of pensionable service to 1 March 2000 (such shortfall being referred to herein as "the 2000 Deficit") the Vendors shall be entitled to procure that a further actuarial valuation of the Pension Scheme is carried out as at 1 March 1999 (the "CV Date") by the Vendors= Actuary using the Assumptions ("the Completion Valuation") no later than 1 July 2000.

15.5 The calculations of the Vendors= Actuary whether in regard to the 2000 Valuation or the Completion Valuation may be checked by the Purchaser=s Actuary and in the event of disagreement the 2000 Valuation or the Completion Valuation as the case may be will be determined by the Independent Actuary.


5.6 In the event that the Completion Valuation reveals that the actuarial value of the assets of the Pension Scheme does not exceed the value of the accrued benefits of the Pension Scheme in respect of pensionable service to the CV Date (such shortfall being referred to herein as "the Completion Deficit") each Vendor covenants severally with the Purchaser that an amount equal to the lower of the Completion Deficit and the 2000 Deficit ("the Pension Shortfall") shall be satisfied out of the Escrow Fund by the Vendors in the proportion that the number of each Vendor=s shares shown in column (2) of Schedule 1 bears to the total number of Shares. For the avoidance of doubt, if the Completion Valuation as agreed pursuant to clauses 15.4 and 15.5 does not show a deficit, no money shall be payable pursuant to this sub-clause 15.6.

15.7 The Purchaser shall procure that the Company and/or the relevant Subsidiary shall forthwith upon receipt of the Pension Shortfall pay a sum equal to the amount paid under clause 15.6 to the Pension Scheme subject to Inland Revenue approval of the Pension Scheme not being prejudiced.

15.8 In the event that any liability of the Company and/or the relevant Subsidiary to corporation tax is reduced as a result of any contribution(by the Company and/or the relevant Subsidiary to the Pension Scheme as envisaged in clause 15.7 derived from payment made under clause 15.6), the Purchaser shall procure that the Company and/or the relevant Subsidiary shall repay to the Vendors an amount equal to the corporation tax saving thereby arising to the Company and/or the relevant Subsidiary (as appropriate) in the proportion that the number of each Vendor=s shares shown in column (2) of Schedule 1 bears to the total number of Shares and such repayment shall be made on the day or days on which the corporation tax thereby saved would otherwise have been due and payable. The Purchaser undertakes to use all reasonable endeavours to procure that a tax credit is obtained in relation to such payment to the Pension Scheme under clause 15.7.

15.9 Any dispute between the Vendors= Actuary and the Purchaser's Actuary concerning the determination or agreement of the Assumptions or of any other matters to be determined or agreed by them for the purposes of this Clause 15 shall, in the absence of agreement between them, be referred to an independent Actuary (the "Independent Actuary").

     The Independent Actuary shall be nominated jointly by the Vendors= Representative and the Purchaser or, failing such nomination, shall be nominated by the President for the time being of The Institute of Actuaries at the instance of the party first applying to him.

     The Independent Actuary so appointed shall act as an expert and not as an arbitrator. His decision shall be final and binding in the absence of manifest error. His costs shall be borne between the Vendor of the one part and the Purchaser of the other part as the independent Actuary may direct.

16.  Book Debts

16.1 The Vendors undertake to pay to the Purchaser an amount (the "Book Debts Shortfall") equal to the full amount of the book debts owed to each Company and each Partnership at Completion (the "Book Debts") which are not collected within 6 months of Completion (the "Collection Period") other than the amount of such Book Debts not exceeding, in aggregate, ,60,000 (including, for the avoidance of doubt, the provision of ,30,000 in respect of Book Debts to be made in the Completion Accounts). Such payment shall be satisfied by the Vendors in the proportions shown in column (7) of Schedule 1 and shall be deducted from the Loan Notes deposited with the Escrow Agent under the Escrow Arrangements not later than 10 business days after the expiry of the Collection Period.

16.2 If any payment is made by the Vendors in accordance with clause 16.1 and any member of the Purchaser=s Group or the Group subsequently receives payment in respect of a previously uncollected Book Debt, the Purchaser shall pay to the Vendors, in the proportions shown in column (7) of
     Schedule 1, the amount received in respect of such subsequently collected Book Debt within 7 business days of receipt of such amount. Such payment by the Purchaser shall be made by telegraphic transfer to the Vendors= Solicitors on behalf of the Vendors, receipt of which shall be an absolute discharge of the Purchaser for payment of such amount.

16.3 The Purchaser undertakes to the Vendors that during the Collection Period it will use all reasonable endeavours to collect the Book Debts (but so that it will not be obliged to take any step which is not at present part of the normal routine of the Company to take in the collection of debts or which would be materially detrimental to the Business or to threaten to take any legal proceedings with a view to such collection) and shall
     consult  with  the  Vendors=   Representative   in  connection   with  such
     collection.

17.  Enforceability and Severability

17.1 Each of the agreements, undertakings, covenants, warranties, indemnities and other obligations of the parties entered into pursuant hereto (including without limitation under clause 12) is considered reasonable by the parties, but in the event that any provision or part thereof shall be held void or unenforceable or in conflict with the law of any relevant state or jurisdiction any provision or part so held void or unenforceable or in conflict as aforesaid shall be severed from this Agreement or other document in which it is contained or otherwise modified to become valid and enforceable insofar as it relates to that state or jurisdiction only and the enforceability and validity of any other parts or provisions of this Agreement and such document shall not be affected by such severance or modification.

17.2 Where any agreement, undertaking, covenant, warranty or indemnity given pursuant to this Agreement is stated to be for the benefit of a Company the same shall be directly enforceable by the Company concerned or by the Purchaser on its behalf as if it were named as a party hereto and had duly executed this Agreement.

18.  Further Assurance

18.1 Each of the Vendors hereby agrees for no additional consideration or payment to do, execute and deliver any such further acts, documents and things as the Purchaser may reasonably require to vest in the Purchaser (or as it shall direct) the beneficial ownership of the Shares free from all charges liens and other adverse interests and to vest the benefit of this Agreement in the Purchaser.


18.2 Each Vendor hereby irrevocably and unconditionally appoints the Purchaser with effect on and from Completion (but subject to Completion taking place) as his attorney with full powers of substitution in his name and for him and on his behalf (and to the complete exclusion of any rights he may have in such regard) lawfully to exercise all voting and other rights and receive all the benefits and entitlements which may now or at any time hereafter attach to his Shares or any of the Shares registered in his name (whether alone or jointly with any other person) and to transfer and deal with such shares, rights, benefits and entitlements and execute such documents under hand or as a deed and do such acts and things in connection with the foregoing as the Purchaser shall from time to time think fit in all respects as if the Purchaser were the absolute legal and beneficial owner thereof.

18.3 The Purchaser shall consult with the Vendors= Representative in relation to any action of the Vendors required by the Purchaser under clause 12.3 and /or 18.1 and subject only to such consultation having taken place, each Vendor hereby irrevocably appoints the Purchaser with effect on and from Completion as his attorney with full power of substitution aforesaid to execute, deliver and do all such documents, deeds, acts and things as may be required by the Purchaser under clause 12.3 and/or 18.1 above.

18.4 The powers of attorney granted in this clause are given by way of security for the due performance by each Vendor of his obligations thereby contemplated.

19.  Survival of Agreement

     This  Agreement  (and  in  particular  the   Warranties,   representations,
     covenants, agreements and undertakings of the Vendors hereunder) shall remain in full force and effect after and notwithstanding Completion.

20.  Costs

     Save as expressly otherwise provided herein each party shall pay his own costs and expenses in connection with the preparation and carrying into effect of this Agreement.

21.  Successors and Assigns

     This Agreement shall be binding upon and enure for the benefit of the successors of the parties by operation of law but shall not be otherwise assignable, save that the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement and any agreement referred to herein, including, without limitation, any of the Warranties, the Indemnity, the Tax Deed and any other indemnities, undertakings and obligations given or undertaken by any other party and any cause of action arising under or in respect of any of them, to any transferee of the share capital of the Company or of any of the Subsidiaries (or any successors to any of the foregoing), or to any Affiliate of the Purchaser (on the basis that if that Affiliate ceases to be an Affiliate of the Purchaser, it shall re-assign to the Purchaser the rights and benefits so assigned to it) or by way of security provided that the Vendors= liability under this Agreement shall continue to be subject to the same limitations, exclusions and exceptions hereunder and such liability including, without limitation, under any of the Indemnity, the Warranties and the Tax Deed and shall be no greater by reason of such assignment. Any such assignee may enforce any right or benefit assigned to it as if it had been named in this Agreement as the Purchaser and may recover thereunder as if it had acquired the Shares for the consideration and upon the other terms of this Agreement and had thereby sustained all diminutions of value, losses and expenses in consequence of such acquisition as have been sustained by the Purchaser and any subsequent holder of such share capital, including itself, as if they were all one entity which had retained the ownership of such issued share capital throughout.

     For the purposes of this clause 21, "Affiliate" shall mean any member of the Purchaser=s Group including any subsidiary undertaking.

22.  Announcements

     Save in respect of statutory returns or matters required to be disclosed by law or to any governmental or regulatory authority (including the United States Securities and Exchange Commission and the New York Stock Exchange), none of the parties hereto shall make any press statement or other public announcement in connection with this Agreement without the prior written approval of the text of such statement or announcement (in the case of any Vendor) by the Purchaser or (in the case of the Purchaser) by the Vendors' Solicitors or the Vendors' Representative.

23.  The Vendors' Representative

23.1 Each of the Vendors hereby appoints John Ardley as the Vendors= Representative and authorises and empowers such Vendors= Representative as such Vendor=s true and lawful agent and attorney to act in the name, place and stead of such Vendor with respect to the provisions of this Agreement and with respect to the transfer of the Consideration Shares, cash, Loan Notes and Earn-Out Loan Notes to the Purchaser pursuant thereto and to do or refrain from doing all such acts and things as such Vendors= Representative shall deem necessary or appropriate in order to give effect to the terms of this Agreement and the transactions contemplated hereby, including, without limitation, the power:-

     (a) to agree the Completion Accounts and the determination of the Net Current Assets in accordance with Schedule 5 on behalf of each Vendor;

     (b) to act for such Vendor with regard to all warranty and indemnification matters referred to in this Agreement including, without limitation, the power to acknowledge responsibility for any claim and the power to compromise or settle any claim on behalf of such Vendor including meeting his appropriate proportion of costs incurred in investigating, assessing, contesting, litigating or settling such claims out of the Escrow Fund;

     (c) to receive all demands, notices and other communications directed to Vendors and to do or refrain from doing any further acts or deeds on behalf of such Vendors which the Vendors= Representative deems necessary or appropriate;


     (d) to vary, waive or agree to any changes to the method of calculating and to agree on behalf of such Vendors the calculations of the Enlarged Group Modified Pre-Tax Profit, Earn-Out Base Profit and the amount of cash and/or principal amount of Earn-Out Loan Notes to be issued including, without limitation, in order to address any issues that may arise from the acquisition or merger of a company by or with any member of the Group.

23.2 The appointment of the Vendors= Representative shall be irrevocable until the later of 20 February 2003 and the date when all Relevant Claims made by the Purchaser prior 20 February 2003 shall have been resolved, settled, withdrawn or deemed to have been withdrawn, at which date such appointment shall automatically terminate, and the Purchaser and any other person may conclusively and absolutely rely, without enquiry, upon any action of the Vendors= Representative in accordance with this provision as an act of all of the Vendors in all matters referred to in this Agreement. Each Vendor hereby authorises, approves, ratifies and confirms all and any acts which the Vendors= Representative shall do or cause to be done in his capacity as Vendors= Representative. The Vendors= Representative shall act for all Vendors on all of the matters set out in this Agreement in the manner such Vendors= Representative believes to be in the best interests of such Vendors and consistent with their obligations under this Agreement but the Vendors= Representative shall not be responsible to any Vendor for any loss or damage any Vendor may suffer by reason of the performance by the Vendors= Representative of his duties in accordance with this provision except for loss or damage arising from wilful violation of law or gross negligence in the performance of his duties. Each of the Vendors acknowledges that he has not relied on any representation by the Vendors= Representative in deciding to enter into this agreement and waives all rights to claim against the Vendors= Representative in connection with the negotiation of the terms of this Agreement and all matters relating thereto, except for any loss arising from his wilful default or gross negligence.

23.3 In the event of the death, incapacity or resignation of the Vendors= Representative, the Vendors shall agree upon a successor within the 30 day period immediately following the date of notification of the death, incapacity or resignation of the Vendors= Representative and such successor shall either be a Vendor or any other person acceptable to the Purchaser who shall agree in writing to accept such appointment in accordance with this provision. In the event that the Vendors fail to agree on such a successor within such time, the Vendors confirm and agree that the Purchaser shall be entitled to appoint with immediate effect by written notice any other Vendor as the Vendors= Representative and each such Vendor hereby irrevocably agrees to act in such capacity if so appointed. This appointment of a successor Vendors= Representative pursuant to this provision shall promptly be notified in writing to the Purchaser.

24.  Notices


24.1 Without prejudice to any other method available for the giving of notice or to any acknowledgement by any party that it has received the same, any notice or other communication required or desired to be given or made hereunder may be given or made by personally delivering the same or by sending the same by first class prepaid post (airmail if sent to or from abroad) or registered overnight delivery in the case of the Purchaser to Insignia Financial Group, Inc., 200 Park Avenue, NY, NY, USA 10166 (Attn: the Corporate Secretary) and simultaneously to Richard Ellis Group Limited, Berkeley Square House, London W1 (Attn. Company Secretary) and in the case of any other party to his address shown herein and if sent by post as aforesaid shall be deemed to have been received on the second business day after the posting of the same (or on the third business day if sent to or from abroad) and if sent by registered overnight delivery on the first business day after dispatch and if personally delivered shall be deemed to have been received on delivery or despatch if sent on a business day or (if not so delivered or sent) on the first business day thereafter.

24.2 For the purposes of this Agreement and/or the Tax Deed and/or any proceedings arising in connection therewith, service by the Purchaser of notice on the Vendors= Representative shall be deemed to be sufficient and proper notice to all of the Vendors as appropriate.

25.  General

25.1 Except otherwise expressly provided herein the obligations and liabilities of the Vendors assumed or undertaken under or pursuant to this Agreement and Tax Deed shall be joint and several.

25.2 The obligations and liabilities of any party hereto shall not be prejudiced, released or affected by any time or forbearance or indulgence, release or compromise given or granted by any person to whom such obligations and liabilities are owed or by any other person to such party or any other party so obliged or liable nor by any other matter or circumstance which (but for this provision) would operate to prejudice, release or affect any such obligations except an express written release by or on behalf of all the parties to whom the relevant obligations and liabilities are owed or due.

25.3 The parties hereby acknowledge that the Completion Consideration has been determined by reference to a multiple of the adjusted profit of the Group for the year ended 31 August 1998. This Agreement together with all documents in Agreed Form represents the entire agreement between the parties and except as otherwise expressly provided it may only be varied by written document signed by or on behalf of all the parties.

25.4 Except to the extent otherwise expressly provided herein, if any party fails to pay by the due time any sum due hereunder or under any agreement or deed entered into pursuant hereto, such sum shall for so long as it remains outstanding bear interest calculated on a daily basis from the date it was due until the date it is paid (both dates inclusive) at a rate (as well after as before judgment or demand) equal to the base rate for the time being of Barclays Bank PLC and such interest shall be payable on demand.


25.5 Any party may take action for any breach or nonfulfillment of any warranties, undertakings, agreements and representations on behalf of any other party or parties before or after Completion notwithstanding that such breach or nonfulfillment was (save in the case of breach of the Warranties only for matters fairly disclosed in the Disclosure Letter pursuant to Clause 6.2) known to or discoverable by such party before Completion and notwithstanding that such party shall delay or otherwise fail to exercise its rights hereunder or generally in such regard.

25.6 Except where expressly provided to the contrary, the rights and remedies reserved to the parties or any of them under any provision of this Agreement or in any document to be executed pursuant hereto shall be in addition and without prejudice to any other rights or remedies available to such parties whether under this Agreement or any such document by statute common law or otherwise.

25.7 This Agreement shall be governed by and construed in accordance with English Law and the parties hereby submit themselves to the non-exclusive jurisdiction of the English Courts.

     IN WITNESS whereof this Agreement has been executed as a deed of each of the parties the day and year first before written.

EXECUTED and DELIVERED as a Deed        )   /s/ Philip Charles Molyneux
by or for the said    PHILIP CHARLES    )   By: John R. Ardley, as Attorney
MOLYNEUX BEARDWOOD                      )
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Mark Andrew Mikulin
by or for the said MARK ANDREW          )   By: John R. Ardley, as Attorney
MIKULIN in the presence of:-~           )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ John Richard Ardley
by or for the said JOHN RICHARD         )
ARDLEY in the presence of:-~            )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Peter Benjamin
by or for the said PETER BENJAMIN       )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Robert William Greenham Evans
by or for the said ROBERT WILLIAM       )   By: John R. Ardley, as Attorney
GREENHAM EVANS in the presence of:-~    )

/s/ Susan J. O'Reilly

EXECUTED and DELIVERED as a Deed        )   /s/ Crispin John Ralph Toast
by or for the said CRISPIN JOHN         )   By: John R. Ardley, as Attorney
RALPH TOLAST in the presence of:-~      )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Kevin Bramley
by or for the said KEVIN BRAMLEY        )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ John Mervyn Henry Bezant Kent
by or for the said JOHN MERVYN HENRY )  By: John R. Ardley, as Attorney
BEZANT KENT in the presence of:-~       )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Michael Harris Brodtman
by or for the said MICHAEL HARRIS       )   By: John R. Ardley, as Attorney
BRODTMAN in the presence of:-~          )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Patrick Edwards Grant
by or for the said PATRICK EDWARDS      )   By: John R. Ardley, as Attorney
GRANT in the presence of:-~             )

/s/ Susan J. O'Reilly


EXECUTED and DELIVERED as a Deed        )   /s/ Gary Halman
by or for the said GARY HALMAN          )   By: John R. Ardley, as Attorney
in the presence of:-~                       )


/s/ Susan J. O'Reilly

EXECUTED and DELIVERED as a Deed        )   /s/ Martin David Samworth
by or for the said MARTIN DAVID         )   By: John R. Ardley, as Attorney
SAMWORTH in the presence of:- ~         )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed       )   /s/ Christopher Phillip Lacey
by or for the said CHRISTOPHER PHILLIP )    By: John R. Ardley, as Attorney
LACEY in the presence of:-~            )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed       )   /s/ Peter John Dameswick
by or for the said PETER JOHN          )   By: John R. Ardley, as Attorney
DAMESWICK in the presence of:-~        )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Nigel Baly
by or for the said NIGEL BALY           )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly



EXECUTED and DELIVERED as a Deed        )   /s/ Andrew Bevins
by or for the said ANDREW BELVINS       )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Adrian Bunis
by or for the said ADRIAN BUNIS         )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly



EXECUTED and DELIVERED as a Deed        )   /s/ Nicholas Callaghan
by or for the said NICHOLAS             )   By: John R. Ardley, as Attorney
CALLAGHAN in the presence of:-~         )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Jonathan Carter
by or for the said JONATHAN CARTER      )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Graham Cooke
by or for the said GRAHAM COOKE         )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly



EXECUTED and DELIVERED as a Deed        )   /s/ Timothy Davis
by or for the said TIMOTHY DAVIS        )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly



EXECUTED and DELIVERED as a Deed        )   /s/ Michael Edwards
by or for the said MICHAEL EDWARDS      )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly

EXECUTED and DELIVERED as a Deed        )   /s/ Andrew Farquhar
by or for the said ANDREW FARQUHAR      )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Jerome Fieldhouse
by or for the said JEROME FIELDHOUSE    )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Roger Fulford
by or for the said ROGER FULFORD        )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Nanette Gibb
by or for the said NANETTE GIBB         )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Robert Neil Grey
by or for the said ROBERT NEIL GREY     )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly



EXECUTED and DELIVERED as a Deed        )   /s/ Mark Holliday
by or for the said MARK HOLLIDAY        )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Nicholas Maclean
by or for the said    NICHOLAS MACLEAN  )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Torquill McDougall
by or for the said TORQUILL             )   By: John R. Ardley, as Attorney
McDOUGALL in the presence of:-          )

/s/ Susan J. O'Reilly



EXECUTED and DELIVERED as a Deed        )   /s/ David Offen
by or for the said DAVID OFFEN          )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly



EXECUTED and DELIVERED as a Deed        )   /s/ Ian Jeffrey Pearey
by or for the said IAN JEFFREY          )        By: John R. Ardley, as Attorney
PEAREY in the presence of:-~            )

/s/ Susan J. O'Reilly



EXECUTED and DELIVERED as a Deed        )   /s/ Mark Penson
by or for the said MARK PENSON          )   By: John R. Ardley, as Attorney
in the presence of:-~                   )


/s/ Susan J. O'Reilly

EXECUTED and DELIVERED as a Deed        )   /s/ John Smith
by or for the said JOHN SMITH           )        By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Michael Stones
by or for the said MICHAEL STONES       )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Robin Sutton
by or for the said ROBIN SUTTON         )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ Peter Trinder
by or for the said PETER TRINDER        )        By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




EXECUTED and DELIVERED as a Deed        )   /s/ David Tudor
by or for the said DAVID TUDOR          )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly







EXECUTED and DELIVERED as a Deed        )   /s/ James Voss
by or for the said JAMES VOSS           )   By: John R. Ardley, as Attorney
in the presence of:-~                   )

/s/ Susan J. O'Reilly




SIGNED BY
for and on behalf of
INSIGNIA FINANCIAL GROUP, INC.

/s/Hugh V.A. Ellingham